Exhibit 2.1

COVER LETTER

TO:	Amendment Section
Division of Corporations

SUBJECT:	Virtual Physician’s Network Inc.
Name of Surviving Corporation

The enclosed Articles of Merger and fee are submitted for filing.

Please return all correspondence concerning this matter to following:

Rik J. Deitsch
Contact Person

DMH International, Inc.
Firm/Company

12502 West Atlantic Blvd
Address

Coral Springs, FL 33071
City/State and Zip Code

rik.deitsch@dmhintl.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Rik J. Deitsch	At	(954)	509-0911
Name of Contact Person		Area Code & Daytime Telephone Number

☑ Certified copy (optional) $8.75 (Please send an additional copy of your document if a certified copy is requested)

STREET ADDRESS:	MAILING ADDRESS:
Division of Corporations	Amendment Section
2661 Executive Center Circle	Division of Corporations
Amendment Section	P.O. Box 6327
Clifton Building	Tallahassee, Florida 32314
Tallahassee, Florida 32301

ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statues.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number
(If known/applicable)

Virtual Physician’s Network Inc.	Florida	P11000010077

Second: The name and jurisdiction of the merging corporation:

Name	Jurisdiction	Document Number
(If known/applicable)

DMH Acquisition Subsidiary, Inc.	Florida	P14000060191

Third: The Pan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filled with the Florida Department of State.

OR	/ /	(Enter specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after the merger file date.)

Fifth: Adoption of Merger by surviving corporation – (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on           July 22, 2014          .

The Plan of Merger was adopted by the board of directors of the surviving corporation on                                and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation(s) on           July 22, 2014          .

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on                                and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title

Virtual Physician’s Network	/s/ Mark Szporka	Mark Szporka, CFO

DMH Acquisition Subsidiary	/s/ Rik J. Deitsch	Rik J. Deitsch, President

PLAN OF MERGER

(Non Subsidiaries)

The following plan of merger is submitted in compliance with section 607.1101, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction

Virtual Physician’s Network Inc.	Florida

Second: The name and jurisdiction of the merging corporation:

Name	Jurisdiction

Virtual Physician’s Network Inc.	Florida

DMH Acquisition Subsidiary, Inc.	Florida

Third: The terms and conditions of the merger are as follows:

At the Effective Time, Virtual Physician's Network, Inc. will merge with DMH Acquisition Subsidiary, Inc. and the separate existence of Merger Sub, shall cease and the Articles of Incorporation and By-Laws of VPN and the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the surviving Corporation until duly adopted, amended or appealed. At the Effective Time of the effective merger shall be as provided in the applicable provisions of the Florida Corporation Business Act. Without limiting the foregoing, at and after the Effective Time, the Surviving Company shall possess all of the rights, privileges, powers and franchises, and subject to all of the restrictions, disabilities and duties, of each Merger Sub and the Company

Fourth: The manner and basis of converting the shares of each corporation into shares, obligations, or other securities of the surviving corporation or any other corporation or, in whole or in part, into cash or other property and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, or other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

SEE ATTACHED

(Attach additional sheets if necessary)

FOURTH: Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Company, or any other party, the issued and outstanding shares of common stock of the Company issued and outstanding immediately prior to the Effective Time, shall automatically be converted into the right to receive, in the aggregate, the Equity Consideration 0.566 shares of Preferred Stock for each share of Company common stock). Until surrendered for exchange in accordance with the Merger Agreement, each certificate theretofore representing shares of common stock of the Company shall from and after the Effective Time represent for all purposes only the right to receive the Equity Consideration. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time that is owned by Parent shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Company.

THE FOLLOWING MAY BE SET FORTH IF APPLICABLE:

Amendments to the articles of incorporation of the surviving corporation are indicated below or attached:

OR

Restated articles are attached:

Other provisions relating to the merger are as follows: